SCHEDULE 14A
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant    [  ]

Filed by a Party other than the Registrant    [x]

Check the appropriate box:

[ ]	Preliminary Consent Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Consent Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to § 240.14a-12

JAKKS Pacific, Inc.

(Name of Registrant as Specified In Its Charter)

Clinton Spotlight Master Fund, L.P.
Clinton Magnolia Master Fund, Ltd.
Clinton Retail Opportunity Partnership, L.P.
Clinton Group, Inc.
George Hall

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]           No fee required.

[   ]           Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)         Title of each class of securities to which transaction applies:

2)         Aggregate number of securities to which transaction applies:
3)         Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)         Proposed maximum aggregate value of transaction:

5)         Total fee paid:

[  ]            Fee paid previously with preliminary materials.

[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)         Amount Previously Paid:

2)         Form, Schedule or Registration Statement No.:

3)          Filing Party:

4)          Date Filed:

On March 14, 2012, Clinton Group, Inc. ("Clinton") issued a press release announcing that, on March 14, 2012, it sent a letter to JAKKS Pacific, Inc. (the "Issuer") seeking to have the board of directors of the Issuer (the "Board") embark on a sale process.  The letter, which was included with the press release, also voiced Clinton's disappointment with recent actions of the Issuer's management and Board, particularly in response to the acquisition proposal submitted by Oaktree Capital Management, L.P. and the adoption of a so-called poison pill.  Clinton's affiliate, Clinton Spotlight Master Fund, L.P. ("SPOT"), separately requested on March 13, 2012 that the Board fix a record date to determine the stockholders entitled to authorize or take corporate action by written consent.  In connection with this request and in accordance with Delaware law, SPOT also demanded that the Issuer provide SPOT and its representatives with access to its stockholder list books and records for inspection.

A copy of the press release is filed herewith as Exhibit 1.

Information regarding the Participants in a solicitation of written consents of the stockholders of the Issuer is filed herewith as Exhibit 2.